Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-143110

FINAL TERM SHEET
Dated March 10, 2009

CVS CAREMARK CORPORATION

Issuer:	CVS Caremark Corporation (“CVS Caremark”)

Description of Securities:	$1,000,000,000 6.600% Senior Notes due March 15, 2019 (“Notes”)

Security Type:	Senior Notes

Legal Format:	SEC Registered (Registration No. 333-143110)

Settlement Date:	March 13, 2009 (T+3)

Maturity Date:	March 15, 2019

Issue Price:	99.365% of principal amount

Coupon:	6.600%

Benchmark Treasury:	2.750% UST due February 15, 2019

Benchmark Treasury Strike:	97-31; 2.988%

Spread to Benchmark Treasury:	+370 basis points (3.700%)

Yield to Maturity	6.688%

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2009

Change of Control:
Upon the occurrence of both (i) a change of control of CVS Caremark and (ii) a downgrade of the notes below an investment grade rating by each of Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, CVS Caremark will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.  See “Description of the Notes – Change of Control” on page S-13 of the Preliminary Prospectus Supplement dated March 10, 2009.

Redemption Provisions:	Make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 50 basis points

Denominations:	$2,000 and integral multiples of $1,000 thereof

Use of Proceeds:
To repay Bridge Credit Facility borrowings (including to certain of the underwriters referenced below or their affiliates), to repay a portion of outstanding commercial paper, and for general corporate purposes

Underwriting Discounts and Commissions:	0.650%

Underwriters:	Barclays Capital (bookrunner)
Banc of America Securities LLC (bookrunner)
Deutsche Bank Securities (bookrunner)
Morgan Stanley (bookrunner)
Wachovia Securities (bookrunner)
BNY Mellon Capital Markets, LLC
SunTrust Robinson Humphrey
U.S. Bancorp Investments, Inc.
Wells Fargo Securities
Utendahl Capital Partners, L.P.

CUSIP Number:	126650BN9

Ratings*:	Baa2 / BBB+ / BBB+ (Moody’s / S&P / Fitch)
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free 1-888-227-2275 (ext. 2663).